Exhibit 23.11

CONSENT OF QUALIFIED THIRD-PARTY FIRM

INDEPENDENT MINING CONSULTANTS, INC.

June 11, 2024

Re: Form S-4 Registration Statement to be filed by McEwen Mining Inc. (the “Company”)

Independent Mining Consultants, Inc. (“IMC”), consent to:

●	the incorporation by reference to the technical report titled “Gold Bar Project, S-K 1300 Technical Report Summary, Feasibility Study” (the “Technical Report Summary”), that is current as of March 4, 2022, and that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities Exchange Commission (the “SEC”), as an exhibit to and referenced in this Registration Statement on Form S-4 being filed by the Company with the SEC, and any amendments, prospectuses or supplements thereto (the “Form S-4”);

●	the use of and reference to our company name in the Form S-4, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC), in connection with the Form S-4 and the Technical Report Summary; and

●	the incorporation by reference of any extracts from, or summary of, the Technical Report Summary in the Form S-4 and the use of any information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that were prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form S-4.

IMC is responsible for authoring, and this consent pertains to, the Technical Report Summary. IMC certifies that the Form S-4 has been read and that it fairly and accurately represents the information in the Technical Report Summary for which we are responsible.

INDEPENDENT MINING CONSULTANTS, INC.

By:	/s/ Joseph S.C. McNaughton
Name:	Joseph S.C. McNaughton
Title:	Partner